Exhibit 99.1
Investors:	Sue Pirri, sue.pirri@autodesk.com, 415-507-6467 Katie Blanchard, katherine.blanchard@autodesk.com, 415-507-6034 John Clancy, john.clancy@autodesk.com, 415-507-6373

Press:	Caroline Kawashima, caroline.kawashima@autodesk.com, 415-547-2498

AUTODESK FILES FISCAL 2007 FINANCIAL STATEMENTS

SAN RAFAEL, Calif., June 4, 2007—Autodesk, Inc. (NASDAQ: ADSK) today announced that, following the completion of its voluntary review of the Company’s stock option grant practices and related accounting issues, it has filed its fiscal 2007 financial statements with the Securities and Exchange Commission. The review covered the period from January 1988 through August 2006 and resulted in aggregate pre-tax, non-cash charges of $34.8 million over the entire period. On a GAAP basis, diluted earnings per share for fiscal 2007 were $1.19, and restated diluted earnings per share for fiscal years 2006, 2005, 2004 and 2003 were $1.35, $0.90, $0.50 and $0.12, respectively.

Diluted earnings per share for the quarter ended April 30, 2007 were $0.34. Non-GAAP diluted earnings per share were $0.44. Non-GAAP diluted earnings per share exclude stock-based compensation expenses as required by SFAS 123R of $0.05 per share, amortization of acquisition related intangibles of $0.01 per share, and reimbursement to employees for tax issues arising from the voluntary stock option review of $0.04.

In addition, the company reiterated the guidance it gave on its financial results press release dated May 17, 2007.

Business Outlook

The following statements are forward-looking statements which are based on current expectations and which involve risks and uncertainties some of which are set forth below.

Second Quarter Fiscal 2008

Net revenues for the second quarter of fiscal 2008 are expected to be in the range of $520 million to $530 million. GAAP earnings per diluted share are expected to be between $0.27 and $0.29. Non-GAAP earnings per diluted share are expected to be between $0.41 and $0.43 and exclude $0.09 related to stock based compensation expenses as required by SFAS 123R, $0.01 for the amortization of acquisition related intangibles, and reimbursement to employees for tax issues arising from the voluntary stock option review of $0.04.

Third Quarter Fiscal 2008

Net revenues for the third quarter of fiscal 2008 are expected to be in the range of $520 million to $530 million. GAAP earnings per diluted share are expected to be between $0.33 and $0.35. Non-GAAP earnings per diluted share are expected to be between $0.43 and $0.45 and exclude $0.09 related to stock based compensation expenses as required by SFAS 123R, and $0.01 for the amortization of acquisition related intangibles.

Full Year Fiscal 2008

For fiscal year 2008, net revenues are expected to be between $2.115 billion and $2.150 billion. GAAP earnings per diluted share are expected to be between $1.40 and $1.47. Non-GAAP earnings per diluted share are expected to be between $1.82 and $1.89. Non-GAAP earnings per diluted share exclude $0.30 related to stock based compensation expenses as required by SFAS 123R, $0.04 for the amortization of acquisition related intangibles, and reimbursement to employees for tax issues arising from the voluntary stock option review of $0.08.

Safe Harbor

This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook,” above. Factors that could cause actual results to differ materially include the following: unexpected expenses resulting from the voluntary stock option review, our performance in particular geographies, general market and business conditions, fluctuations in our tax rate, the timing and degree of expected investments in growth opportunities, slowing momentum in maintenance or subscription revenues, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, difficulties encountered in integrating new or acquired businesses and technologies, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, fluctuation in foreign currency exchange rates, failure to achieve continued cost reductions and productivity increases, failure to achieve continued migration from 2D products to 3D products, failure to achieve continued success in technology advancements, the financial and business condition of our reseller and distribution channels, interruptions or terminations in the business of the Company’s consultants or third party developers, and unanticipated impact of accounting for technology acquisitions.

Further information on potential factors that could affect the financial results of Autodesk are included in the Company’s annual report on Form 10-K for the year ended January 31, 2007 which is on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk, Inc. is the world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1,000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit http://www.autodesk.com.